Cohen McCurdy, Ltd. 800 Westpoint Pkwy., Suite 1100 Westlake, OH 4145-1524 www.cohenmccurdy.com	440.835.8500 440.835.1093 fax

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 17, 2006 on the financial statements of The Wall Street Fund, Inc., dated as of December 31, 2005 and for the periods indicated therein and to the references to our firm in the Prospecuts and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of The Wall Street Fund, Inc. (SEC File No. 811-00515 and 002-10822).

Cohen McCurdy, Ltd. Westlake, Ohio April 24, 2006